SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                                                Commission File Number 333-75956
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(Check  One)
___  Form  10-K  and  Form  10-KSB     ___  Form  11-K
___  Form  20-F      _X_ Form  10-Q  and  Form  10-QSB    ___ Form  N-SAR

     For  period  ended    March  31,  2003
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___  Transition  Report  on  Form  10-K  and  Form  10-KSB
___  Transition  Report  on  Form  20-F
___  Transition  Report  on  Form  11-K
___  Transition  Report  on  Form  10-Q  and  Form  10-QSB
___  Transition  Report  on  Form  N-SAR

     For  the  transition  period  ended ___________________________________


     Read  Attached  Instruction  Sheet  Before Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _________________

________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

     Full  name  of  registrant   Delivery Now, Corp.
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     Former name if applicable

     Address  of  principal  executive  office   570 Seventh Avenue Suite 2103
                                                 -----------------------------

     City,  State  and  Zip  Code    New York, NY 10018
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                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

_X_    (a)  The  reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

_X_ (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

___    (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
12b-25(c)  has  been  attached  if  applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reason why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The registrant's management was unable to complete the financial statements to be included in the report and was unable to furnish them to the registrant's reviewing accountant in sufficient time to complete preparation of the report by its due date.

                                    PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

     Adam S. Gottbetter, Esq.                 (212)  983-6900
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                                        (Area Code)  (Telephone  Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify  report(s)   _X_   Yes        ___ No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
_X_   Yes        ___ No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

                              DELIVERY NOW, CORP.
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                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May  15,  2003                              By:/s/  Michael Conte
                                                   -----------------------
                                                   Michael Conte
                                                   Chief Executive Officer